EXHIBIT 5.1

Law Offices of Joseph L. Pittera

2214 Torrance Boulevard

Suite 101

Torrance, California 90501

Telephone (310) 328-3588

Facsimile (310) 328-3063

E-mail: jpitteralaw@gmail.com

GEI Global Energy Corp.

6060 Covered Wagon Trail

Flint, Michigan 48532

Ladies and Gentlemen:

We have acted as counsel to GEI Global Energy Corp., a Nevada corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-1 with the Securities and Exchange Commission (the “Registration Statement”) relating to an aggregate of 150,000,000 shares of the Company’s Common Stock, $ .001 par value per share, to be offered pursuant to the Registration Statement.

In our opinion, the shares to be offered pursuant to the Registration Statement have been duly authorized and when sold and issued in the manner specified in the Registration Statement will be validly issued, fully paid for and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters” in such prospectus. The filing of this consent shall not be deemed an admission that the undersigned is an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/S /Joseph Pittera
Joseph Pittera